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                                     Exhibit 8B
                                            ----

                    [Letterhead of Nutter, McClennen & Fish, LLP]

                                   April 27, 1998



Somerset Savings Bank
212 Elm Street
Somerville, MA  02144

     Re:  UST Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

     In connection with the above-referenced registration statement (the "Registration Statement") regarding the proposed merger (the "Transaction") of Somerset Savings Bank, a Massachusetts-chartered stock savings back ("Somerset") into USTrust, a Massachusetts-charted bank and trust company ("USTrust"), pursuant to the Affiliation Agreement and Plan of Reorganization, dated as of December 9, 1997 by and between Somerset and UST Corp. ("UST"), and joined in and ratified by Mosaic Corp., a wholly-owned subsidiary of UST ("Mosaic"), on January 9, 1998 (the "Affiliation Agreement"), you have requested our opinion regarding certain federal income tax matters related to the parties to the Transaction. Capitalized terms used in this letter and not otherwise defined herein have the meaning assigned to such terms in the Registration Statement or the Affiliation Agreement.

     The opinion set forth in this letter is based on relevant provision of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

     In rendering our opinion we examined such records, documents and other materials as we considered necessary or appropriate as a basis for such opinion, including the Affiliation Agreement, the Registration Statement (including all amendments made through the date hereof) and such other documents and information provided by UST, USTrust, Mosaic and Somerset as we deemed relevant to our opinion.

     UST, USTrust, Mosaic and Somerset have each provided us with a certificate (the "Officers' Certificates"), executed by their duly appointed officers, respectively, setting forth certain representations relating to the Transaction and the manner in which UST, USTrust, Mosaic and Somerset have been owned and operated prior to the Transaction, and will be

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owned and operated after the Transaction.  We have also relied on the statements in the Registration Statement, the Affiliation Agreement and other documents relating to the Transaction (collectively with the Registration Statement and the Affiliation Agreement, the "Documents") regarding the operation and ownership of UST, USTrust, Mosaic and Somerset. We have neither independently investigated nor verified such representations or statements, and we assume that such representations and statements are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person or party or with similar qualification are and will be true, correct and complete as if made without such qualification and that no action will occur from the date hereof until the Transaction that is inconsistent with such representations.

     We have assumed for the purposes of this opinion that: (1) the Transaction and related transactions contemplated by the Documents will be consummated in accordance with the Documents and as described in the Registration Statement (including satisfaction of all covenants and conditions therein without amendment or waiver thereof); (2) UST, USTrust, Mosaic, Somerset and any affiliated entities, have operated and will operate in accordance with their governing documents and applicable laws. We confirm to you, however, that we are not aware of any facts that would lead us to believe that any of these assumptions is false in any material way.

     We have also assumed in rendering the opinion set forth herein: (1) the genuineness of all signatures on documents we have examined; (2) the authenticity of all documents submitted to us as originals; (3) the conformity to the original documents of all documents submitted to us as copies; (4) the conformity of final documents to all documents submitted to us as drafts; (5) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person; (6) the accuracy and completeness of all records made available to us; (7) the factual accuracy of all representations, warranties and other statements made by all parties; and (8) the continued accuracy of all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion that:


     1. The Transaction would be treated for federal income tax purposes as an acquisition by Mosaic of substantially all the assets of Somerset solely in exchange for the stock of UST (the "Consideration") and the assumption of Somerset's liabilities, followed by the transfer of such assets, subject to such liabilities, to USTrust.



     2. The acquisition by Mosaic of substantially all the assets of Somerset solely in exchange for the Consideration and the assumption of Somerset's liabilities, as described above, would constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code. For purposes of this Opinion, "substantially all" means at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of Somerset.


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     3.   UST, Mosaic and Somerset would each be a "party to a reorganization"
within the meaning of Section 368(b) of the Code.



     4. Pursuant to Section 368(a)(2)(C) of the Code, the acquisition by Mosaic of substantially all the assets of Somerset would not be disqualified as a reorganization under Section 368(a)(1)(C) of the Code by reason of the fact that the assets of Somerset that are acquired by Mosaic are transferred to USTrust.



     5. No gain or loss would be recognized by Somerset on the transfer of substantially all its assets to Mosaic solely in exchange for the Consideration and the assumption of Somerset's liabilities.



     6. No gain or loss would be recognized by Somerset on the distribution to its shareholders of the Consideration in pursuance of the plan of reorganization.



     7. No gain or loss would be recognized by the shareholders of Somerset upon the receipt of Consideration (including fractional shares deemed received as described in paragraph 10 below) solely in exchange for their shares of Somerset stock.



     8. The basis of the Consideration to be received by the shareholders of Somerset (including fractional shares deemed received as described in paragraph below) would be the same as the basis of the Somerset stock surrendered in exchange therefor.



     9. The holding period of the Consideration to be received by the shareholders of Somerset (including fractional shares deemed received as described in paragraph 10 below) would include the holding period of the Somerset stock surrendered in exchange therefor, provided the Somerset stock was held as a capital asset by the applicable shareholder of Somerset on the date of the exchange.



     10. The payment of cash to Somerset shareholders in lieu of fractional share interests of UST would be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by UST. These cash payments would be treated as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.



     Other than as expressly stated above, we express no opinion on any issue relating to UST or to any investment therein. In particular, our opinion addresses the matters set forth above under U.S. federal income tax law only, and no opinion is expressed under the provisions of any foreign state, or local tax law. Further, without our express written consent, the opinion expressed herein may not be relied upon by any persons other than those to whom it is addressed.



     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption "Legal Opinions" in the Registration Statement.


                                             Respectfully submitted,



                                             /s/ Nutter, McClennen & Fish, LLP
                                             ---------------------------------
                                             [NUTTER, McCLENNEN & FISH, LLP]